Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Anthony Sanzio (Media)
(856) 968-4390
Leonard F. Griehs (Analysts)
(856) 342-6428
CAMPBELL REPORTS SECOND QUARTER RESULTS:
EARNINGS PER SHARE OF $.72, INCLUDING $.04 GAIN FROM PROPERTY
SALE; NET SALES INCREASE 4 PERCENT;
COMPANY RAISES FULL YEAR FORECAST FOR EPS GROWTH
     CAMDEN, NJ, February 16, 2007—Campbell Soup Company (NYSE: CPB) today reported earnings from continuing operations increased to $284 million in the second quarter ended January 28, 2007 from $239 million in the prior year. Earnings per share from continuing operations for the quarter were $.72, compared with $.58 in the year-ago period.
     The current quarter’s earnings from continuing operations included a $14 million gain, or $.04 per share, from the sale of an idle Pepperidge Farm facility in Connecticut. Excluding that gain, earnings from continuing operations were $270 million, an increase of 13 percent. Additionally, for comparability, the prior period’s earnings per share from continuing operations require an adjustment to reflect the pro forma impact of using $620 million of the proceeds from the divestiture of the company’s U.K. and Ireland businesses to purchase 17 millions shares of Campbell stock, a benefit of $.02. Adjusting for these items, earnings per share in the second quarter were $.68 compared to $.60 a year ago, an increase of 13 percent.

     For the second quarter, net sales rose 4 percent to $2.3 billion, reflecting the following factors:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 2 percent

▪	Currency added 1 percent
     For the first half, earnings from continuing operations were $553 million compared to $525 million a year earlier. Earnings per share were $1.38 compared to $1.27 in the prior period. The current year included the $14 million gain, or $.04 per share, from the sale of the idle Pepperidge Farm facility. The prior period included an $8 million after-tax gain, or $.02 per share, from the change of inventory accounting method from LIFO to average cost; a $60 million non-cash gain, or $.14 per share, from a favorable resolution of a U.S. tax contingency; and an $8 million expense, or $.02 per share, associated with the repatriation of non-U.S. earnings under the American Jobs Creation Act. To provide comparability of results, as previously stated, the company’s adjusted 2006 results reflect the pro forma impact of repurchasing 17 million shares of Campbell stock, which increases prior-year earnings per share by $.05. After factoring in these items, earnings from continuing operations for the first half were $539 million compared to $465 million, an increase of 16 percent. Adjusted earnings per share were $1.35 compared to $1.17 a year ago, an increase of 15 percent.
     For the first half of fiscal 2007, net sales rose 6 percent to $4.4 billion, reflecting the following factors:
▪	Volume and mix added 2 percent

▪	Price and sales allowances added 3 percent

▪	Currency added 1 percent
     A detailed reconciliation of the adjusted fiscal 2007 and 2006 financial information to the reported information is attached to this release.
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We’re off to a strong start in fiscal 2007. For the first half, our U.S. soup business delivered strong results with solid sales growth and enhanced profitability. Sales increased 4 percent with solid gains in condensed, ready-to-serve, and broth. We are encouraged by the early performance of our lower sodium soups, featuring natural sea salt. Initial trial and repeat purchases of these products have exceeded our plans and they are contributing to our growth. Despite a modest decline in U.S. soup sales during the second quarter, we are very satisfied with the performance of this business.
     “Beyond U.S. soup, we are especially pleased with the performance of our Pepperidge Farm, Arnott’s, and U.S. beverage businesses in the first half. Our strategic growth platforms of simple meals and baked snacks continue to gain momentum in the marketplace.
     “Given our strong first half performance, we are increasing our forecasted fiscal 2007 EPS growth from continuing operations from a range of 5 to 7 percent to a range of 10 to 12 percent, from the adjusted pro forma fiscal 2006 base of $1.73.”

Other Second Quarter Highlights
▪	Gross margin for the second quarter improved to 42.9 percent from 42.1 percent, as pricing and productivity gains exceeded cost inflation.

▪	Marketing and selling expenses increased $4 million to $361 million, primarily due to higher selling expenses, which were partially offset by reduced advertising and consumer promotion expenses.

▪	Net debt, or total debt less cash and cash equivalents, was $2.373 billion versus $2.639 billion a year ago, a reduction of $266 million.
Other First Half Highlights
▪	Gross Margin increased to 42.7 percent from 42.2 percent, as higher selling prices and productivity gains exceeded cost inflation. The prior year’s percentage included a $13 million benefit, or 0.3 percentage points, from a change in the method of accounting for inventory from LIFO to average cost.

▪	Marketing and selling expenses increased $2 million to $677 million.

▪	Cash flow from operations were $328 million compared to $649 million in the prior period. The change is primarily the result of increases in working capital and the payment of $83 million to settle foreign currency hedges related to the divested U.K. business.
▪	The company repurchased 22.3 million shares for $842 million under three programs: the program utilizing proceeds from the divestiture of the U.K. and Ireland businesses; the company’s three-year strategic share repurchase program of $600 million announced in November 2005; and the program to offset the impact of dilution from shares issued under stock compensation plans.

▪	Earnings from discontinued operations were $23 million compared to $31 million in the first half of the prior year. The current year reflects a $39 million pre-tax gain, or $.06 per share, from the sale of the U.K. and Ireland businesses. The prior year’s earnings per share of $.07 represented operating performance.
Summary of Fiscal 2007 Second Quarter Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $1.028 billion, up 1 percent compared with a year ago. A breakdown of the change in sales follows:
▪	Volume and mix subtracted 2 percent

▪	Price and sales allowances added 3 percent
     Operating earnings increased to $274 million from $242 million in the year-ago quarter, driven by higher selling prices, productivity gains, and lower advertising expenditures.

     U.S. soup sales for the quarter declined 1 percent. Further details of sales results for the quarter include the following:
▪	Sales of all soups were negatively impacted by lower seasonal customer inventory builds in the current quarter compared to a year ago.

▪	Sales of “Campbell’s” condensed soups were flat in the quarter. “Campbell’s” condensed cooking soup sales grew from more effective advertising focused on casseroles and other simple meals. These gains were offset by declines in condensed eating soups.

▪	Sales of ready-to-serve soups declined 6 percent. Sales declined in “Campbell’s Select” and “Campbell’s Chunky” soups. However, sales of “Campbell’s Select Gold Label” premium soups, and sales of the convenience soup platform, which includes soups in microwaveable bowls and cups, grew in the quarter.

▪	“Swanson” broth sales increased 15 percent, driven by successful holiday promotional activity and higher levels of more effective advertising. Consumer demand for aseptically-packaged broth continued to be strong.
     Highlights of this segment’s other businesses include:
▪	Beverage sales increased significantly. “V8” vegetable juices recorded a double-digit sales increase primarily due to consumer demand for lower sodium varieties. “V8 V-Fusion” has proven to be popular with consumers and has contributed to sales growth.

Launched in the second quarter of last year, “V8 V-Fusion” is a 100-percent juice beverage that provides a full serving of vegetables and a full serving of fruit in each serving. The company introduced new varieties, pomegranate-blueberry and “V8 V-Fusion Light,” during the quarter. Sales of “V8 Splash” juice beverages declined in the quarter.
▪	“Prego” pasta sauce sales increased by double digits due to more effective advertising and promotional activity.

▪	“Pace” Mexican sauce sales decreased slightly due to a decline in marketing activity.
     For the first half, sales increased 5 percent to $2.080 billion. A breakdown of the change in sales follows:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 3 percent

▪	Decreased promotional spending added 1 percent
     Operating earnings increased to $596 million from $530 million in the year-ago period, driven by higher sales, lower marketing expenses, and improved gross margins. Earnings for the first half of 2006 included an $8 million benefit from a change in the method of accounting for inventory.
Baking and Snacking
     Sales for Baking and Snacking were $454 million, up 6 percent compared with a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 3 percent

▪	Currency added 2 percent
     Operating earnings were $77 million compared to $40 million a year ago. Earnings in the current quarter included a $23 million gain from the sale of the idle Pepperidge Farm facility. Excluding this item, operating earnings increased significantly, driven by double-digit gains at Pepperidge Farm and Arnott’s.
     Further details of sales results include the following:
▪	Sales of Pepperidge Farm cookies and crackers increased, driven by double-digit growth of “Goldfish” crackers, which benefited from strong sales of 100-calorie packs, expanded distribution of single-serve packages, and higher levels of advertising.

▪	Pepperidge Farm bakery sales grew in the quarter mainly driven by continued consumer demand for whole grain breads.

▪	Arnott’s sales increased significantly due to currency and the growth of chocolate cookie varieties, especially the “Tim Tam” brand. These gains were partially offset by declines in the snack foods business.
     For the first half, sales increased 6 percent to $938 million. Operating earnings increased to $145 million from $90 million a year ago. Earnings in the current period included a $23 million gain from the sale of the idle Pepperidge Farm facility. Earnings for the first half of the prior year included a $5 million gain from a change in the method of accounting for inventory. Excluding these items, operating earnings increased significantly, driven by double-digit gains at Pepperidge Farm and Arnott’s.
International Soup and Sauces

     Sales for International Soup and Sauces were $404 million, up 12 percent compared with a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 6 percent

▪	Currency added 6 percent
     Operating earnings were $59 million compared to $61 million in the year-ago quarter. Operating earnings performance was driven by declines in Europe due to increased marketing expenses to support new products, partially offset by currency. Additionally, operating earnings were impacted by expenses to establish the company’s businesses in Russia and China.
     Further details of sales results include the following:
▪	Sales in Europe increased due to currency and gains in Germany, where successful promotional activity and expanded distribution boosted “Erasco” sales.

▪	In Canada, solid sales gains were driven by the growth of ready-to-serve soups and aseptically-packaged broth.
     For the first half, sales increased 11 percent to $750 million, primarily driven by currency and volume and mix gains. Operating earnings increased to $107 million from $96 million in the year-ago period. The operating earnings performance was driven by double-digit increases in Canada and currency, partially offset by lower earnings in Europe and higher expenses to establish the company’s businesses in Russia and China.
Other
     The balance of the portfolio includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.

     Sales were $366 million, up 4 percent compared with the same period a year ago. A breakdown of the change in sales follows:
▪	Volume and mix added 1 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 1 percent
     Operating earnings were $70 million compared to $69 million in the year-ago quarter.
     Further details include the following:
▪	Godiva Chocolatier sales increased in North America, Europe, and Asia. In North America, Godiva same-store sales decreased slightly, offset by gains in wholesale and direct channels.

▪	Away From Home sales increased due to strong growth of frozen and canned soups, and beverages, partially offset by declines of refrigerated soup sales.
     For the first half, sales increased 4 percent to $637 million. Operating earnings were $96 million compared to $95 million in the year-ago period.
Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2007 and 2006 financial information to the reported information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.

Conference Call
The company will host a conference call to discuss these results on February 16, 2007 at 10:00 a.m. Eastern Time. U.S. participants may access the call at 1-866-814-1933 and non-U.S. participants at 1-703-639-1365. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight February 23, 2007 at 1-888-266-2081 or 1-703-925-2533. The access code is 1030255.
Forward-Looking Statements
     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup and Sauces includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.
     Other includes the Godiva Chocolatier business worldwide and the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
     Campbell Soup Company is a global manufacturer and marketer of high quality simple meals, including soups, baked snacks, vegetable-based beverages, and premium chocolate products. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.
###

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 28,	January 29,
	2007	2006
Net sales	$2,252	$2,159

Costs and expenses
Cost of products sold	1,286	1,251
Marketing and selling expenses	361	357
Administrative expenses	155	143
Research and development expenses	25	24
Other expenses / (income)	(20)	1

Total costs and expenses	1,807	1,776

Earnings before interest and taxes	445	383
Interest, net	39	43

Earnings before taxes	406	340

Taxes on earnings	122	101

Earnings from continuing operations	284	239
Earnings from discontinued operations	1	15

Net earnings	$285	$254

Per share — basic
Earnings from continuing operations	$.74	$.59
Earnings from discontinued operations	—	.04

Net earnings	$.74	$.62

Dividends	$.20	$.18

Weighted average shares outstanding — basic	384	408

Per share — assuming dilution
Earnings from continuing operations	$.72	$.58
Earnings from discontinued operations	—	.04

Net earnings	$.72	$.61

Weighted average shares outstanding — assuming dilution	395	414

In fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility. The gain is included in Other expenses / (income).
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 28,	January 29,
	2007	2006
Net sales	$4,405	$4,161

Costs and expenses
Cost of products sold	2,522	2,407
Marketing and selling expenses	677	675
Administrative expenses	290	268
Research and development expenses	51	48
Other income	(18)	(1)

Total costs and expenses	3,522	3,397

Earnings before interest and taxes	883	764
Interest, net	80	69

Earnings before taxes	803	695

Taxes on earnings	250	170

Earnings from continuing operations	553	525
Earnings from discontinued operations	23	31

Net earnings	$576	$556

Per share — basic
Earnings from continuing operations	$1.42	$1.28
Earnings from discontinued operations	.06	.08

Net earnings	$1.48	$1.36

Dividends	$.40	$.36

Weighted average shares outstanding — basic	389	409

Per share — assuming dilution
Earnings from continuing operations	$1.38	$1.27
Earnings from discontinued operations	.06	.07

Net earnings	$1.44	$1.34

Weighted average shares outstanding — assuming dilution	400	414

In fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility. The gain is included in Other income.
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share).
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60, or $.14 per share.
In the first quarter of fiscal 2006, incremental tax expense of $8 (or $.02 per share) was recorded related to earnings repatriated from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 28,	January 29,	Percent
	2007	2006	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$1,028	$1,018	1%
Baking and Snacking	454	429	6%
International Soup and Sauces	404	361	12%
Other	366	351	4%

Total sales	$2,252	$2,159	4%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$274	$242	13%
Baking and Snacking	77	40	93%
International Soup and Sauces	59	61	-3%
Other	70	69	1%

Total operating earnings	480	412	17%
Unallocated corporate expenses	(35)	(29)

Earnings before interest and taxes	445	383	16%
Interest, net	(39)	(43)
Taxes on earnings	(122)	(101)

Earnings from continuing operations	284	239	19%
Earnings from discontinued operations	1	15

Net earnings	$285	$254	12%

Per share — assuming dilution
Earnings from continuing operations	$.72	$.58	24%
Earnings from discontinued operations	—	.04

Net earnings	$.72	$.61

In fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility in the Baking and Snacking segment.
The sum of the individual per share amounts does not equal net earnings due to rounding.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 28,	January 29,	Percent
	2007	2006	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$2,080	$1,988	5%
Baking and Snacking	938	887	6%
International Soup and Sauces	750	673	11%
Other	637	613	4%

Total sales	$4,405	$4,161	6%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$596	$530	12%
Baking and Snacking	145	90	61%
International Soup and Sauces	107	96	11%
Other	96	95	1%

Total operating earnings	944	811	16%
Unallocated corporate expenses	(61)	(47)

Earnings before interest and taxes	883	764	16%
Interest, net	(80)	(69)
Taxes on earnings	(250)	(170)

Earnings from continuing operations	553	525	5%
Earnings from discontinued operations	23	31

Net earnings	$576	$556	4%

Per share — assuming dilution
Earnings from continuing operations	$1.38	$1.27	9%
Earnings from discontinued operations	.06	.07

Net earnings	$1.44	$1.34

In fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility in the Baking and Snacking segment.
In the first quarter of fiscal 2006, the company changed the method of accounting for certain U.S. inventories from the LIFO method to the average cost method. The impact of the change was reflected as a one-time non-cash pre-tax benefit of $13 ($8 after tax or $.02 per share). The pre-tax benefit is reflected as follows: U.S. Soup, Sauces and Beverages — $8 and Baking and Snacking — $5.
In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 and adjusted deferred tax expense by $8 ($13 after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60, or $.14 per share.
In the first quarter of fiscal 2006, incremental tax expense of $8 (or $.02 per share) was recorded related to earnings repatriated from non-U.S. subsidiaries under the provision of the American Jobs Creation Act.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	January 28,	January 29,
	2007	2006
Current assets	$2,150	$1,880
Plant assets, net	1,943	1,940
Intangible assets, net	2,372	3,011
Other assets	620	315

Total assets	$7,085	$7,146

Current liabilities	$2,499	$2,303
Long-term debt	2,111	2,219
Nonpension postretirement benefits	275	277
Other liabilities	745	726
Shareowners’ equity	1,455	1,621

Total liabilities and shareowners’ equity	$7,085	$7,146

Total debt	$2,856	$2,906

Cash and cash equivalents	$483	$267

Net debt	$2,373	$2,639

Certain reclassifications were made to prior year financial statements.

Reconciliation of GAAP and Non-GAAP Financial Measures
Second Quarter Ended January 28, 2007
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between current results and prior period results and a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	January 28, 2007	January 29, 2006
Current notes payable	$745	$687
Long-term debt	2,111	2,219

Total debt	$2,856	$2,906

Less: Cash and cash equivalents	(483)	(267)

Net debt	$2,373	$2,639

The company believes that financial information excluding a change in accounting method and other transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.
The following change in accounting method, certain tax matters and other transactions impacted earnings from continuing operations:
(1)	In the second quarter of fiscal 2007, the company recorded a pre-tax gain of $23 million ($14 million after tax or $.04 per share) associated with the sale of an idle manufacturing facility.

(2)	In the first quarter of fiscal 2006, the company changed the method of determining the cost of certain U.S. inventories from the LIFO method to the average cost method. As a result, the company recorded a $13 million pre-tax ($8 million after tax or $.02 per share) benefit from the change in accounting method.

(3)	In the first quarter of fiscal 2006, the company recorded a non-cash tax benefit of $47 million resulting from the favorable resolution of a U.S. tax contingency related to a prior period. In addition, the company reduced interest expense and accrued interest payable by $21 million and adjusted deferred tax expense by $8 million ($13 million after tax). The aggregate non-cash impact of the settlement on earnings from continuing operations was $60 million, or $.14 per share.

(4)	In the first quarter of fiscal 2006, the company recorded incremental tax expense of $8 million ($.02 per share) associated with the repatriation of earnings under the American Jobs Creation Act (“AJCA”).

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding the impact of change in accounting method and certain transactions:

	Second Quarter
(millions, except per share amounts)	Jan. 28, 2007	Jan. 29, 2006	% Change
Earnings before interest and taxes, as reported	$445	$383
Deduct: Gain on sale of an idle manufacturing facility (1)	(23)	—

Adjusted Earnings before interest and taxes	$422	$383	10%

Interest, net, as reported	$39	$43

Adjusted Earnings before taxes	$383	$340	13%

Taxes on earnings, as reported	$122	$101
Deduct: Tax impact of gain on sale of an idle manufacturing facility (1)	(9)	—

Adjusted Taxes on earnings	$113	$101

Adjusted effective income tax rate	29.5%	29.7%

Earnings from continuing operations, as reported	$284	$239
Deduct: Gain on sale of an idle manufacturing facility (1)	(14)	—

Adjusted Earnings from continuing operations	$270	$239	13%

Diluted earnings per share — continuing operations, as reported	$0.72	$0.58
Deduct: Gain on sale of an idle manufacturing facility (1)	(0.04)	—

Adjusted Diluted earnings per share — continuing operations	$0.68	$0.58	17%

	Year-to-Date
(millions, except per share amounts)	Jan. 28, 2007	Jan. 29, 2006	% Change
Earnings before interest and taxes, as reported	$883	$764
Deduct: Gain on sale of an idle manufacturing facility (1)	(23)	—
Deduct: Impact of change in inventory accounting method (2)	—	(13)

Adjusted Earnings before interest and taxes	$860	$751	15%

Interest, net, as reported	$80	$69
Add: Reduction in interest expense related to the favorable resolution of tax contingency (3)	—	21

Adjusted Interest, net	$80	$90

Adjusted Earnings before taxes	$780	$661	18%

Taxes on earnings, as reported	$250	$170
Deduct: Tax impact of gain on sale of an idle manufacturing facility (1)	(9)	—
Deduct: Tax impact of change in inventory accounting method (2)	—	(5)
Add: Adjustment to tax expense related to the favorable resolution of tax contingency (3)	—	39
Deduct: Incremental tax expense associated with the repatriation of earnings under the AJCA (4)	—	(8)

Adjusted Taxes on earnings	$241	$196

Adjusted effective income tax rate	30.9%	29.7%

Earnings from continuing operations, as reported	$553	$525
Deduct: Gain on sale of an idle manufacturing facility (1)	(14)	—
Deduct: Impact of change in inventory accounting method (2)	—	(8)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	—	(60)
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (4)	—	8

Adjusted Earnings from continuing operations	$539	$465	16%

Diluted earnings per share — continuing operations, as reported	$1.38	$1.27
Deduct: Gain on sale of an idle manufacturing facility (1)	(0.04)	—
Deduct: Impact of change in inventory accounting method (2)	—	(0.02)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	—	(0.14)
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (4)	—	0.02

Adjusted Diluted earnings per share — continuing operations*	$1.35	$1.12	21%

*	The sum of the individual per share amounts does not equal due to rounding.

Pro Forma Impact of Use of Proceeds from Sale of Businesses
In August 2006, the company completed the sale of its businesses in the United Kingdom and Ireland for £460 million or approximately $870 million and announced that approximately $620 million of the net proceeds would be used to repurchase shares. To improve the comparability of results, the following table illustrates the pro forma impact had 17 million shares been repurchased and eliminated from shares outstanding in the prior year:

	Second Quarter
(millions, except per share amounts)	Jan. 28, 2007	Jan. 29, 2006	% Change
Adjusted Earnings from continuing operations	$270	$239	13%

Adjusted Diluted earnings per share — continuing operations	$0.68	$0.58	17%

Weighted average shares outstanding — assuming dilution, as reported	395	414
Deduct: Pro forma impact of shares repurchased	—	(17)

Pro forma weighted average shares outstanding — assuming dilution	395	397

Pro forma Diluted earnings per share — continuing operations	$0.68	$0.60	13%

	Year-to-Date
(millions, except per share amounts)	Jan. 28, 2007	Jan. 29, 2006	% Change
Adjusted Earnings from continuing operations	$539	$465	16%

Adjusted Diluted earnings per share — continuing operations	$1.35	$1.12	21%

Weighted average shares outstanding — assuming dilution, as reported	400	414
Deduct: Pro forma impact of shares repurchased	—	(17)

Pro forma weighted average shares outstanding — assuming dilution	400	397

Pro forma Diluted earnings per share — continuing operations	$1.35	$1.17	15%

Adjusted Pro Forma Fiscal 2006 Earnings Per Share From Continuing Operations
The following table illustrates the reconciliation of reported results to adjusted results excluding the impact of certain changes in accounting method and other transactions, and the pro forma impact of utilizing the net proceeds from the sale of the businesses in the United Kingdom and Ireland to repurchase shares. In addition to items that impacted Earnings from continuing operations in the six-month period ended January 29, 2006, the following items impacted the full year ended July 30, 2006:
(5)	In the third and fourth quarter of fiscal 2006, the company recorded additional tax expense of $5 million associated with the repatriation of earnings under the AJCA. The total expense recognized for the full year was $13 million ($.03 per share).

(6)	In the fourth quarter of fiscal 2006, the company recorded a non-cash tax benefit of $14 million ($.03 per share) from the anticipated use of higher levels of foreign tax credits, which could be utilized as a result of the sale of the company’s United Kingdom and Ireland businesses.

Year Ended
(millions)	July 30, 2006
Earnings from continuing operations, as reported	$755
Deduct: Impact of change in inventory accounting method (2)	(8)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	(60)
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (5)	13
Deduct: Adjustment to tax expense related to the use of foreign tax credits (6)	(14)

Adjusted Earnings from continuing operations	$686

Year Ended
July 30, 2006
Diluted earnings per share — continuing operations, as reported	$1.82
Deduct: Impact of change in inventory accounting method (2)	(0.02)
Deduct: Net adjustment to taxes and interest expense related to the favorable resolution of tax contingency (3)	(0.14)
Add: Incremental tax expense associated with the repatriation of earnings under the AJCA (5)	0.03
Deduct: Adjustment to tax expense related to the use of foreign tax credits (6)	(0.03)

Adjusted Diluted earnings per share — continuing operations	$1.66

Year Ended
(millions, except per share amounts)	July 30, 2006
Adjusted Earnings from continuing operations	$686

Adjusted Diluted earnings per share — continuing operations	$1.66

Weighted average shares outstanding — assuming dilution, as reported	414
Deduct: Pro forma impact of shares repurchased	(17)

Pro forma weighted average shares outstanding — assuming dilution	397

Pro forma Diluted earnings per share — continuing operations	$1.73